Exhibit 99.1

McDermott International, Inc. NEWS RELEASE

McDermott International, Inc. Announces $500 Million Offering of

Second-Lien Senior Secured Notes

HOUSTON – March 28, 2014 – McDermott International, Inc. (MDR) today announced that it intends, subject to market and other conditions, to offer $500 million aggregate principal amount of its second-lien senior secured notes due 2021.

The notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to certain non-U.S. persons in transactions outside the United States under Regulation S under the Securities Act.

McDermott intends to use the net proceeds from the offering of the notes, together with other financing sources (including proceeds expected to be received in connection with the refinancing of its outstanding credit agreement with a new first-lien credit facility), to refinance revolving credit facility indebtedness outstanding under its existing credit agreement and for other general corporate purposes, including the funding of working capital requirements and capital expenditures. The new first-lien credit facility may include a term loan of up to $400 million and, potentially, a letter of credit facility.

The notes will be unconditionally guaranteed, jointly and severally, on a senior secured second-lien basis, by McDermott’s existing and future subsidiaries that guarantee indebtedness under its credit agreement.

The notes and the guarantees will be secured on a second-lien basis by pledges of capital stock of certain subsidiaries of McDermott and mortgages and other security interests covering (1) substantially all personal property of McDermott and substantially all of its wholly owned subsidiaries, subject to certain exceptions, and (2) certain vessels owned by McDermott’s wholly owned subsidiaries.

There can be no assurance that the financing transactions described in this press release will occur, and, even if they do occur, there can be no assurance as to what their terms will be. In addition, McDermott reserves the right to pursue other financing transactions in place of, or in addition to, the transactions described in this press release.

The notes have not been and will not be registered under the Securities Act or any state securities laws; and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities, nor shall there be any sale of notes or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

McDermott International, Inc. NEWS RELEASE

Forward-Looking Statements

All statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate to, among other things, the offering of the notes and the expected use of proceeds from such offering and proceeds from other transactions. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to various uncertainties. This news release reflects expectations as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

CONTACT McDERMOTT

Investors, Analysts and Financial Media:

Steven D. Oldham

Vice President, Treasurer and Investor Relations

(281) 870-5147

soldham@mcdermott.com

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